SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

DYNAVAX TECHNOLOGIES

CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0728374
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

2100 Powell Street, Suite 720 Emeryville, California	94608
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

On October 28, 2024, the Board of Directors (the “Board”) of Dynavax Technologies Corporation (the “Company”), a Delaware corporation, declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of common stock, par value $0.001 per share, of the Company, and adopted a stockholder rights plan, as set forth in the Rights Agreement, dated as of October 28, 2024 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent. The dividend is payable on November 8, 2024 to stockholders of record of the Company as of the close of business on November 8, 2024.

Each Right will allow its holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, for $52.00, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed on October 29, 2024 and is qualified in its entirety by reference to the full text of the Rights Agreement included as Exhibit 4.1 to such Current Report.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock of Dynavax Technologies Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on October 29, 2024).

4.1	Rights Agreement, dated as of October 28, 2024, by and between Dynavax Technologies Corporation and Computershare Trust Company, N.A., as rights agent, which includes the Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock of Dynavax Technologies Corporation as Exhibit A (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on October 29, 2024) and the form of Right Certificate as Exhibit B (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on October 29, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 29, 2024	DYNAVAX TECHNOLOGIES CORPORATION

	By:	/s/ Kelly MacDonald
Kelly MacDonald Chief Financial Officer